FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of June [__], 2013 (this “Agreement”), is entered into among VOLT INFORMATION SCIENCES, INC., a New York corporation (the “Borrower”), the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”), Swing Line Lender and L/C Issuer.

W I T N E S S E T H

WHEREAS, the Borrower, certain of its Subsidiaries, the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent entered into that certain Credit Agreement, dated as of February 28, 2008 (as amended and modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Definitions.  All capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned in the Credit Agreement.

2.            Reaffirmation of Existing Debt.  The Borrower acknowledges and confirms as of the date hereof (a) that the Borrower’s obligation to repay the outstanding principal amount of the Loans and reimburse the L/C Issuer for any drawing on a Letter of Credit is unconditional and not subject to any offsets, defenses or counterclaims, (b) that the Administrative Agent and the Lenders have performed fully all of their respective obligations under the Credit Agreement and the other Loan Documents, and (c) by entering into this Agreement, the Lenders do not waive or release (except as specifically provided in this Agreement) any term or condition of the Credit Agreement or any of the other Loan Documents or any of their rights or remedies under such Loan Documents or applicable law or any of the obligations of the Borrower thereunder.

3.            Amendments to Credit Agreement.

(a)           The definition of “Eurocurrency Base Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Eurocurrency Base Rate”  means,

(a)           (i) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

 (ii)           for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Canadian Dollars, the CDOR Rate per annum; and

(b)            For any day with respect to an interest rate calculation for a Base Rate Loan, the rate per annum equal to (i) LIBOR at approximately 11:00 a.m., London time, two Business Days prior to such date for Dollar deposits (for delivery on such day) with a term equivalent to one month or (ii) if such rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at approximately 11:00 a.m. (London time) two Business Days prior to such day.

(b)           The following definitions are hereby added to Section 1.01 of the Credit Agreement to read as follows:

“CDOR Rate” means, the rate per annum, equal to the average of the annual yield rates applicable to Canadian Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date of such Interest Period or if such day is not a Business Day, then on the immediately preceding Business Day as reported on the “CDOR page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent.

(c)           Section 3.02 of the Credit Agreement is hereby amended to read as follows:

3.02         Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Eurocurrency Rate Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(d)           Section 3.03 of the Credit Agreement is hereby amended to read as follows:

3.03         Inability to Determine Rates.

If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (ii)  adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loans, or (b) the Required Lenders determine that for any reason  that the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, in the case of a pending request for a Eurocurrency Rate Loan or conversion or continuation in an Alternative Currency as to which the Administrative Agent has made the determination described in clause (a) of the first sentence of this Section, the Borrower, the Administrative Agent and the Lenders may establish a mutually acceptable alternative interest rate for funding Loans in the applicable currency and amount, and with the same Interest Period as the Eurocurrency Rate Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”),  in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (y) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

4.            Conditions Precedent. This Agreement shall be effective upon receipt by the Administrative Agent of copies of this Agreement duly executed by the Borrower, the Required Lenders and the Administrative Agent.

5.            Effect.  Except as expressly modified and amended in this Agreement, all of the terms, provisions and conditions of the Credit Agreement are and shall remain in full force and effect, and the obligations of the Borrower hereunder and under the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.  Any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Credit Agreement are hereby amended so that any reference to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

6.            Representations and Warranties.  The Borrower represents and warrants to the Lenders that (i) the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date of this Agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) no Default exists and (iii) as of the date hereof, the Borrower does not have any counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its obligations thereunder, or if the Borrower has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the Lenders’ execution and delivery of this Agreement.

7.            Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.            Authorization; Enforceability.  The Borrower hereby represents and warrants as follows: (a) it has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement; (b) this Agreement has been duly executed and delivered by such Person.  This Agreement constitutes a legal, valid and binding obligation, enforceable against such Person in accordance with their terms, except as such enforceability may be limited by (i) applicable Debtor Relief Laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (c) no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Agreement other than (i) those that have already been obtained and are in full force and effect and (ii) those the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

9.            Incorporation of Agreement.  Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect.  The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent under the Loan Documents, or constitute a waiver or amendment of any provision of the Loan Documents, except as expressly set forth herein.  The breach of any provision or representation under this Agreement shall constitute an immediate Event of Default under the Credit Agreement, and this Agreement shall constitute a Loan Document from and after the date hereof.

10.           Headings.  The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.           Severability.  If any provision of any of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

12.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Agreement by telecopy or pdf shall be effective as an original.

13.           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	VOLT INFORMATION SCIENCES, INC.,
a New York corporation

	By:	/s/ James Whitney
	Name:	James Whitney
	Title:	Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Angela Latkin
	Name:	Angela Latkin
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Jana L. Baker
	Name:	Jana L. Baker
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Philip Mousin
Name:	Philip Mousin
Title:	Credit Executive

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Aidan Spoto
Name:	Aidan Spoto
Title:	VP, Relationship Manager